SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 5)1

     TYSON FOODS, INC.

     (Name of Issuer)

    Class A Common Stock, par value $.10 per share

    (Title of Class of Securities)

     902494103

     (CUSIP Number)

Don Tyson
Tyson Limited Partnership
2210 Oaklawn Drive
Springdale, Arkansas 72762-6999
(479) 290-4000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 30, 2003

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

__________________

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO. 902494103

1)         Name of Reporting Person                                            Tyson Limited Partnership
            IRS Identification No.                                                    I.D.# 71-0692500
            of Above Person (Entities Only)

2)         Check the Appropriate                                                 (a) [ ]
             Box if a Member of a Group                                        (b) [x]

3)         SEC Use Only

4)         Source of Funds                                                           AF

5)         Check if Disclosure of Legal
            Proceedings is Required Pursuant
            to Items 2(d) and 2(e)                                                   [x]

6)         Citizenship or Place of Organization                              Delaware

Number of Shares Beneficially Owned                          7)         Sole Voting Power -
by Each Reporting Person with:                                                100,848,560 shares of Class
                                                                                                B Common Stock (7,000,000 of
                                                                                                which shares are subject to
                                                                                                forward contracts discussed in item
                                                                                                4).  No Shares of Class A Common
                                                                                                Stock
                                                                                    8)         Shared Voting Power - None
                                                                                    9)         Sole Dispositive Power -
                                                                                                100,848,560 shares of Class B
                                                                                                Common Stock, (7,000,000 of
                                                                                                which shares are subject to
                                                                                                forward contracts discussed in item
                                                                                                4).  No Shares of Class A Common Stock
                                                                                    10)       Shared Dispositive Power - None

11)       Aggregate Amount Beneficially                                     100,848,560 shares
            Owned by Each Reporting Person                                of Class B Common Stock, and 0
            Shares of Class A Common Stock

12)       Check if the Aggregate Amount in                                 Not Applicable
            Row (11) Excludes Certain Shares

13)       Percent of Class Represented by                                  99.2% of Class B Common Stock
            Amount in Row (11)                                                     presently convertible into Class A
                                                                                                Stock (See Item 1)

14)       Type of Reporting Person                                             PN

SCHEDULE13D

        This Amendment No. 5 amends and restates, as set forth below, the statement on Schedule 13D, dated April 30, 1991, as amended by Amendment No. 1 thereto, dated July 10, 1991, Amendment No. 2 thereto, dated April 3, 1992, Amendment No. 3 thereto, dated October 31, 2001, and Amendment No. 4 thereto, dated January 17, 2002 for the Tyson Limited Partnership, a Delaware limited partnership (the "Partnership"), with respect to the Class A Common Stock, par value $.10 per share (the "Class A Stock"), of Tyson Foods, Inc., a Delaware corporation (the "Company"), and the Class B Common Stock, par value $.10 per share (the "Class B Stock"), of the Company and reflects (i) the contribution by the Partnership of 3,000,000 shares of Class B Stock to TLP Investment, L.P., (ii) the execution by TLP Investment, L.P. of a prepaid variable equity forward contract relating to 1,000,000 shares of Class B Stock, and (iii) the execution by TLP Investments, L.P. and TLP CRT, L.P. of amendments to six existing pre-paid variable equity forward contracts relating to an aggregate of 6,000,000 shares of Class B Common Stock to extend the expiration date and to modify the exercise prices and other terms of each contract.

Item 1.             Security and Issuer

        The class of equity securities to which this statement on Schedule 13D (the "Statement") relates is the Class A Stock of the Company whose principal executive offices are located at 2210 Oaklawn Drive, Springdale, Arkansas 72762-6999.  The Partnership is causing this statement to be filed by virtue of its beneficial ownership of the Company's Class B Stock.  The Class A and Class B Stock are hereinafter collectively referred to as the "Shares." Pursuant to the Company's Certificate of Incorporation, and subject to certain terms and conditions contained therein, each share of Class B Stock is presently convertible, at the option of the respective holder thereof, into one fully paid and non‑assessable share of the Company's Class A Stock.  As of June 30, 2003, the Partnership owned 100,848,560 shares of Class B Stock (7,000,000 shares of  which shares are subject to forward contracts discussed in item 4) or 99.2% of the total shares of such class outstanding.  The Partnership did not own any shares of Class A Stock on such date.

Item 2.             Identity and Background

        This statement is being filed by the Partnership which was formed on June 8, 1990. Substantially all of the Shares held by the Partnership represent the Tyson family's controlling interest in the Company. The principal business address of the Partnership is 2210 Oaklawn Drive, Springdale, Arkansas 72762-6999.

        The purpose and nature of business to be conducted by the Partnership includes the following: (i) to engage generally in the farming and ranching business, including the acquisition, development, construction, operation and disposition of farming and ranching properties; (ii) to engage generally in the real estate business, including the improvement, development, acquisition or disposition of real estate properties; (iii) to engage generally in the mineral business and to acquire, develop and operate mineral properties; (iv) to invest, acquire, dispose of or otherwise deal in stocks, bonds and securities of any person, including the Company; and (v) to conduct any other business necessary or incidental to the foregoing or that may be lawfully conducted by the Partnership under the Delaware Revised Uniform Limited Partnership Act.

        The managing general partner of the Partnership is Don Tyson, a member of the Board of Directors of the Company. The name, residence or business address, present principal occupation or employment and citizenship of each general partner of the Partnership is set forth in Schedule 1 hereto and incorporated herein by reference. Don Tyson has a 54.3123% combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a 45.062% percentage interest as a limited partner in the Partnership.

        During the last five years, neither the Partnership, nor, to the best knowledge of the Partnership, any general partner of the Partnership (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

Item 3.             Source and Amount of Funds or Other Consideration

        The Partnership acquired the 100,848,560 shares of Class B Stock, presently convertible into the Class A Stock (see Item 1), as capital contributions from the Partnership's limited partners. In exchange for this capital contribution, such limited partners received a 98.8% combined percentage interest in the Partnership.  Additionally, at its formation the Partnership acquired shares of Class A Stock as capital contributions from the Partnership's general partners in exchange for a 1.2% combined percentage interest in the Partnership.  The Partnership subsequently disposed of its original holdings of Class A Stock.

Item 4.             Purpose of Transaction

        The Shares were acquired by the Partnership for the purpose of aggregating the Tyson family's previously held controlling interest in the Company into a more flexible ownership vehicle. Additionally, the Shares are held by the Partnership as an investment asset.  From time to time the Partnership intends to review and monitor its investment in the Company and anticipates that it may change such investment by acquiring or selling additional Shares in the open market, in privately negotiated transactions or otherwise. In reaching any conclusions regarding any change in the level of investment in the Shares, the Partnership will take into consideration various factors, including but not limited to, the price and availability of the Shares, future events affecting the Company, general stock market and economic conditions and other investment and business opportunities available to the Partnership.

Since the Partnership's last amendment to its Schedule 13D, the Partnership has engaged in the following transactions in the Shares:

        On May 6, 2002, the Partnership contributed 3,000,000 shares of Class B Stock to TLP Investment, L.P (in addition to the 3,000,000 shares of Class B Stock that had been contributed to TLP Investment L.P. in December 2001).  The Partnership directly or indirectly holds all of the outstanding beneficial intersts in TLP Investment, L.P.  The Partnership retains sole dispositive power and voting rights with respect to all Shares held by TLP Investment, L.P.

        Effective November 22, 2002, TLP Investment L.P. entered into a prepaid variable equity forward contract (the "2002 Forward Contract") with JP Morgan Chase Bank relating to an aggregate of 1,000,000 shares of Class A Stock, with an expiration date of November 22, 2004.  At the time of origination, TLP Investment L.P. received cash payments in an amount per share equal to $10.87 for the 1,000,000 shares related to the contract.  In exchange for such cash payment, TLP Investment L.P. agreed to deliver a number of shares of Class A Stock (or Class B Stock immediately convertible into Class A Stock) at the expiration date of the contract (or an earlier date if the contract is terminated early) pursuant to the following formula:

        (1)        If the price of the Class A Stock on the date of expiration or termination (the "Final Price") is less than the specified floor price (the "Floor Price") of $12.43, then 1,000,000 shares;

        (2)        If the Final Price is less than or equal to a specified maximum price (the "Cap Price") of $14.91, but greater than or equal to the Floor Price, then a number of shares equal to 1,000,000 time the Floor Price divided by the Final Price;

        (3)        if the Final Price is greater than the Cap Price, then a number of shares equal to 1,000,000 multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price.

        In lieu of delivery of the shares, TLP Investment L.P. may, at its option, settle the contract by delivery of cash.  In certain events TLP Investment L.P. is obligated to settle the contract by delivery of cash.  In connection with the transaction, TLP Investment L.P. has pledged 1,000,000 shares of Class B Stock to secure its obligations under the pre-paid forward agreement.

        Effective June 30, 2003, TLP Investments, L.P. and TLPCRT, L.P. ("TLPCRT") (collectively, the "Counterparties") amended a total of six existing pre-paid variable equity forward contracts with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS") relating to an aggregate of 6,000,000 shares of Class B Stock to extend the expiration date and to modify the exercise prices and other terms of each contract.  The amendments of these contracts result in the deemed cancellation (or sale) of the six existing contacts and the entry into (or purchase) of six new contracts.  The Counterparties entered into the original contracts in October 2001 and January 2002.  Each contract continues to relate to 1,000,000 shares of Class B Stock, with two contracts now expiring May 12, 2004, two contracts now expiring November 22, 2004, and two contracts now expiring June 22, 2005.  The Counterparties paid an aggregate amount of cash consideration equal to $4,020,000 in order to extend the expiration dates and to modify the pricing and other terms of the contracts.   As with the original contracts, each Counterparty has agreed to deliver a number of shares of Class A Stock at the expiration date of the contract (or on an earlier date if the contract is terminated early) pursuant to the following formula:

        (i) if the Final Price is less than the Floor Price of $10.61, then 1,000,000 shares;

        (ii) if the Final Price is less than or equal to a specified Cap Price of $12.73, but greater than or equal to the Floor Price of $10.61, then a number of shares equal to 1,000,000 times the Floor Price divided by the Final Price;

        (iii) if the Final Price is greater than the Cap Price of $12.73, then a number of shares equal to 1,000,000 multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price.

        In lieu of the delivery of the shares, each Counterparty may, at its option, still settle the contract by the delivery of cash.  In certain events the Counterparties are obligated to settle the contract by delivery of cash.  In connection with the contracts, the Counterparties have pledged 6,000,000 shares of Class B Stock to secure their obligations under the contracts.   The amended contracts are now evidenced by the confirmations that have been filed as exhibits to this Schedule 13D.

        Except with respect to the 2002 Forward Contract (discussed above) and the amended contracts with MLPFS (discussed above), the Partnership currently has no plans to acquire or dispose of any significant number of Shares. Additionally, the Partnership currently has no plans or proposals which would result in or relate to any of the transactions described in subparagraphs (b) through (j) of Item 4 of Schedule 13D. However, the Partnership reserves the right to change its plans or intentions at any time and to take any and all actions it may deem appropriate with respect to its investment in the Company.

        In October 2001, the Partnership contributed 3,000,000 shares of Class B Stock to TLPCRT, and the Partnership subsequently transferred all of the TLPCRT's limited partnership interests to the TLP Charitable Remainder Trust, a charitable remainder trust for which the Partnership is the sole non-charitable beneficiary.  The Partnership retains sole dispositive power and voting rights with respect to all Shares held by the TLPCRT.

Item 5.             Interest in Securities of the Issuer

        (a)        As of January 31, 2002, the Partnership beneficially owned a total of 100,848,560 shares of Class B Stock, constituting approximately 99.2%[1] of the total shares of such class outstanding.[2]  Additionally, the Partnership did not own any shares of Class A Stock on such date. Neither the Partnership, nor, to the best knowledge of the Partnership, the general partners of the Partnership, presently own any Shares, except as set forth herein.[3]

        (b)        Don Tyson, as managing general partner of the partnership, has the exclusive right, subject to certain restrictions, to vote or direct the vote of and to dispose of or direct the disposition of all the Shares beneficially owned by the Partnership.

        (c)        Except for the transactions described in Item 4 above, neither the Partnership, nor, to the best knowledge of the Partnership, any of the general partners of the Partnership have effected a transaction in the Shares during the past 60 days.

        (d)        Under the 2002 Forward Contract and the pre-paid forward contracts with MLPFS (collectively, the "Forward Contracts"), MLPFS and JP Morgan Chase Bank have the right to receive a portion of any dividends declared on the shares of Class B Stock subject to their respective Forward Contracts.  Those parties have the right to receive a portion of the dividends only to the extent the per share amount of any dividend declared on the Class B Stock exceeds $0.04, and then such parties only have the right to receive dividend amounts in excess of such $0.04 per share.  Except for the foregoing dividend rights, the other rights of MLPFS and JP Morgan Chase Bank under the Forward Contracts as described in Item 4 above, and the rights of the TLPCRT and TLP Investment, L.P. as described in Item 4 above, no person has any right to recieve or the power to direct the receipt of dividends from or the proceeds from the sale of the shares.

(e)        Not applicable.

Item 6.             Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

        The Partnership is governed by the terms of a Partnership Agreement dated June 8, 1990 (the "Agreement"). Pursuant to the Agreement, Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things necessary to manage, conduct, control and operate the Partnership's business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Partnership. The Partnership terminates on December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners and (iii) the sale of all or substantially all of the Partnership's assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is a sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the partnership assets. In addition, the Agreement provides that in the event it is determined that a sale of Partnership assets and distribution in cash would be impracticable or cause undue loss to the partners, each partner may, subject to certain conditions, receive in lieu of cash, the particular assets contributed by each such partner to the Partnership.

        Effective June 2003 and November 2002, TLP Investment, L.P. and the TLPCRT each entered into or amended the forward contracts with respect to an aggregate of 7,000,000 shares of Class B Stock as described more specifically in Item 4 above.

Item 7.             Material to be Filed as Exhibits

Included as an exhibit to this Statement is the following:

            Exhibit

A                  Agreement of Limited Partnership of Tyson Limited Partnership, dated June 8, 1990 (incorporated by reference from the   Reporting Person's Schedule 13D, dated April 30, 1991, filed with the SEC on May 1, 1991).

B                   ISDA Master Agreement, dated October 8, 2001, between TLPCRT and MLPFS (incorporated by reference from the Reporting Person's Amendment No. 3 to Schedule 13D, dated October 31, 2001, filed with the SEC on November 20, 2001).

C                  ISDA Master Agreement, dated December 3, 2001, between TLP Investment, L.P. and MLPFS (incorporated by reference from the Reporting Person's Amendment No. 4 to Schedule 13D, dated January 17, 2002, filed with the SEC on November 20, 2001).

D                  Pricing Schedule - Tranche 1, dated November 22, 2002, between JP Morgan Chase Bank and TLP Investment L.P.

E                   Confirmation of OTC Transaction, dated June 25, 2003, between TLP Investments L.P. and MLPFS (termination date of May 12, 2004).

F                   Confirmation of OTC Transaction, dated June 25, 2003, between TLP CRT and MLPFS (termination date of May 12, 2004).

G                  Confirmation of OTC Transaction, dated June 25, 2003, between TLP Investments L.P. and MLPFS (termination date of November 22, 2004).

H                  Confirmation of OTC Transaction, dated June 25, 2003, between TLP CRT and MLPFS (termination date of November 22, 2004).

I                    Confirmation of OTC Transaction, dated June 25, 2003, between TLP CRT and MLPFS (termination date of June 22, 2005).

J                    Confirmation of OTC Transaction, dated June 25, 2003, between TLP Investments L.P. and MLPFS (termination date of June 22, 2005).

SIGNATURE

        After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 1, 2003

                                                                                                                            TYSON LIMITED PARTNERSHIP

                                                                                                                            By:  _/s/ Harry C. Erwin, III__________
                                                                                                                                   Harry C. Erwin, III
                                                                                                                                   General Partner

SCHEDULE 1

GENERAL PARTNERS OF TYSON LIMITED PARTNERSHIP

Name and Business Address                             Citizenship                    Present Principal Occupation

Don Tyson                                                       United States                Private Investor; Member of the
Managing General Partner                                                                     Board of Directors of Tyson
2210 W. Oaklawn Drive                                                                      Foods, Inc.
Springdale, AR 72762-6999

Leland Tollett                                                   United States                Private Investor; Member of the
2210 W. Oaklawn Drive                                                                      Board of Directors of Tyson
Springdale, AR 72762-6999                                                                Foods, Inc.

Barbara Tyson                                                  United States                Member of the Board of
2210 W. Oaklawn Drive                                                                      Directors and Vice President
Springdale, AR  72762-6999                                                               of Tyson Foods, Inc.

John Tyson                                                       United States                Chairman of the Board of
2210 W. Oaklawn Drive                                                                      Directors and Chief Executive
Springdale, AR  72762-6999                                                               Officer of Tyson Foods, Inc.

Harry C. Erwin, III                                           United States                Private Consultant
2210 W. Oaklawn Drive
Springdale, AR 72762-6999

James B. Blair                                                  United States                Private Consultant
2210 W. Oaklawn Drive
Springdale, AR 72762-6999

[1] Based upon 101,636,348 shares of Class B Stock outstanding, as reported by the Company in its quarterly report on Form 10-Q for the quarter ended March 29, 2003.

[2] As noted in item 1 to this statement, each share of Class B Stock is presently convertible, at the option of the respective holder thereof, into one fully paid and non-assessable share of Class A Stock.

[3] Certain of the Partnership's general partners beneficially own shares of the Company's Class A Stock in addition to such general partners interest in the Partnership.  Such general partners' beneficial ownership of Class A Stock, as of June 30, 2003, is as follows (including shares subject to presently exercisable options or options exercisable within 60 days after June 30, 2003):  Don Tyson, 1,116,995 shares; Leland Tollett, 3,350,875 (includes 258,750 shares subject to options); Barbara Tyson, 164,599 shares; John Tyson, 1,009,923 shares (includes 102,500 shares subject to options; also includes 2,000 shares held by children of Mr. Tyson for which Mr. Tyson disclaims beneficial ownership); James Blair, 461 shares; and Harry C. Erwin, III, 0 shares.  Additionally, Don Tyson individually owns 750,000 shares of Class B Stock.

EXHIBIT D

PRICING SCHEDULE - TRANCHE NO. 1

JPMorgan Chase Bank
277 Park Avenue, 11th Floor
New York, New York 10172

November 22, 2002

TLP Investment, L.P.
c/o Erwin and Company, P.A.
6311 Ranch Drive
Little Rock, AR 72223
Ladies and Gentemen:

            This Pricing Schedule is a Pricing Schedule within the meaning of Section 2.02(c) of the Stock Purchase Agreement dated as of November 18, 2002 (the JPMorgan Chase Bank ("Buyer"), by J.P. Morgan Securities Inc., as its agent.  Capitalized terms used herein have the meanings set forth in the Stock Purchase Agreement.

            This Pricing Schedule relates to Tranche No. 1.  Upon the terms and subject to the conditions of the Stock Purchase Agreement, the Terms of Tranche with respect to Tranche No. 1 shall be as follows:

1.  Designation of Tranche:  Tranche No. 1.

2.  Purchase Price:  $10,871,649.10.

3.  Payment Date:  November 27, 2002.

4.  Initial Share Price:  $12.4282.

5.  Initial Short Position:  846,000 shares.

6.  Hedged Value:  $12,4282.

7.  Upside Limit:  $14,9138.

8.  Maturity Date:  November 22, 2004.

9.  Base Amount:  1,000,000.

10.  The Last Day of Hedging Period:  November 22, 2002.

Very truly yours,

JPMORGAN CHASE BANK,
by J.P. MORGAN SECURITIES INC.,
as its agent

By: /s/ Becky B. Rawalt
Name: Becky B. Rawalt
Title: Vice President

Acknowledged and Confirmed:

TLP INVESTMENT, L.P.

By:  TLPCRT, LLC, its general partner

By:  /s/ Harry C. Erwin, III
            Name:  Harry C. Erwin, III
            Title:  Manager

EXHIBIT E

[Merrill Lynch] Confirmation of OTC Transaction	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center, 5th Floor New York, NY 10080

THIS CONFIRMATION AMENDS, REPLACES, SUPERSEDES AND RESTATES IN ITS ENTIRETY ALL PREVIOUS CONFIRMATIONS PERTAINING TO THIS TRANSACTION.

PLEASE NOTE THE AMENDMENT TO: Conditions to Physical Settlement

Dated: June 25, 2003                                                                                                         ML Ref: 0381850

To:                                                         TLP INVESTMENTS LP ("Counterparty" and "TLP_INVESTMENTS")
                                                               ATTN: CHUCK ERWIN
                                                               6311 RANCH DRIVE
                                                               LITTLE ROCK, AR  72223

CC:                                                        JOHN BETTERMAN
                                                               Telephone:  312-382-3406

From:                                                    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML" and "MLPFS")
                                                              tel: (212) 449-8675
                                                              fax: (646) 805-2780

______________________________________________________________________________

 Dear  Sir / Madam:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLPFS, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions" and together with the Swap Definitions, the "Definitions") in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between  the  Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the Master Agreement (including the Schedule thereto and the Credit Support Annex incorporated therein), dated as of  December 03, 2001, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date	June 25, 2003

Effective Date	June 30, 2003

Termination Date	May 12, 2004 (or if not a Business Day, the next succeeding Business Day).

Seller	Counterparty

Buyer	MLPFS

Shares	The common stock of TYSON FOODS INC (Security Symbol TSN).

Number of Shares	1,000,000

Multiplier	One (1).

Floor Price	USD 10.610

Cap Price	USD 12.732

Final Price	The closing price for the Shares at the Valuation Time on the Valuation Date.

Settlement Date	Three Business Days after the Valuation Date.

Initial Payment Amount	MLPFS shall pay to Counterparty on the Initial Payment Date USD 9,570,007.80

Initial Payment Date	June 30, 2003

Dividend Payment Amount

The product of (i) the difference between the per Share dividend declared by the Issuer whose ex-dividend date falls from (and including) the Trade Date to (and including) the Expiration Date, (the "Dividend"), and USD 0.04; and (ii) the Number of Options, provided that if an ex-dividend date occurs with respect to the Shares on or before the Exercise Date, and no corresponding dividend payments have been received by shareholders of record of the Shares on or before such date, then the dividends to which such ex-dividend date relates shall be deemed to be Dividends for purposes hereof.

If the Dividend Payment Amount is a positive number then Counterparty shall pay to ML the Dividend Payment Adjustment on the Dividend Payment Date.

Settlement Currency	USD

Exchange	New York Stock Exchange

Related Exchange	Any exchange(s) on which options contracts related to the Shares are principally traded.

Business Days	New York

Valuation

Valuation Time	At the close of trading on the Exchange.

Valuation Date	The Termination Date

Settlement Terms

Settlement of this Transaction shall be either Cash Settlement or Physical Settlement as determined by Counterparty in writing to ML no less than ten (10) Business Days prior to the Termination Date. In the event ML is not notified, the settlement method for this Transaction shall be Physical Settlement.

Cash Settlement Terms

Cash Settlement	If Cash Settlement applies, then on the Cash Settlement Payment Date, Counterparty will pay to MLPFS the Cash Settlement Amount.

Cash Settlement Amount	An amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, an amount equal to

Number of Shares x Final Price;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, an amount equal to

Floor Price x Number of Shares;

c) if the Final Price is greater than the Cap Price, an amount equal to

[Floor Price + (Final Price - Cap Price)] x Number of Shares

Cash Settlement
Payment Date	Three (3) Currency Business Days after the Valuation Date.

Physical Settlement Terms

Physical Settlement	If Physical Settlement applies, on the Settlement Date, Counterparty will deliver to MLPFS the Shares (the "Deliverable Shares") in an amount equal to the Number of Shares to be Delivered.
Number of Shares
to be Delivered	Shares in an amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

(Floor Price/Final Price) x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Settlement Date	Three (3) Exchange Business Days after the Valuation Date.

Conditions to Physical
Settlement	Notwithstanding anything contained herein to the contrary, unless one of the following conditions are met, Cash Settlement shall apply to this Transaction

(a)    Counterparty is not an affiliate (an "Affiliate") (as defined in Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act")) of the Issuer of the Shares on the Settlement Date or at anytime during the three month period prior to the Settlement Date; or

(b)    Counterparty is an Affiliate and (i) the Deliverable Shares will be treated as securities that are restricted securities with the holding period for MLPFS for the purposes of Rule 144 commencing on the Trade Date or (ii) the Deliverable Shares will be shares that (A) would have been eligible for sale by Counterparty pursuant to Rule 144 under the Securities Act ("Rule 144"), as of the Trade Date or (B) are covered by an effective registration statement under the Securities Act, which includes a Plan of Distribution description of the plan of distribution of such shares, and is in all other respects,  satisfactory to ML.

Physical Settlement Fee

Counterparty will pay to ML a physical settlement fee on the Settlement Date, such fee shall equal any fees, commissions and markdown that ML would realize if Counterparty were selling the Shares for cash to or through ML, as determined by ML.

Further Agreements

If Physical Settlement applies, Counterparty agrees to (i) use its best efforts to cause the Issuer of the Deliverable Shares to agree that such Shares are free of any restrictions on sale or other transfer by ML, including any requirement for registration of any such sale under the Securities Act, or to agree that ML may rely on Rule 144 for any resale of the Shares and that the holding period for Merrill Lynch for such Shares for purposes of Rule 144 commenced on the Trade Date; (ii) provide any legal opinions requested by the Issuer in order to allow ML to sell or otherwise transfer such Shares as described in the foregoing clause; and (iii) indemnify ML and any of its affiliates or control persons (ML, along with each such affiliate and person, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities ("Losses"), as incurred, to which any Indemnified Party may become subject as a result of the Issuer's failure to agree to the status of the Shares delivered by Counterparty as described in the preceding clause (i).  "Losses", for purposes hereof, shall include any costs relating to holding Shares prior to the agreement by the Issuer that the Shares may be sold by ML in the public market.

Failure to Deliver	Applicable

Clearance System(s)	The principal domestic clearance system customarily settling trades on a delivery versus payment basis on the Shares.

Adjustments

Method of Adjustment

In the event of the occurrence of a Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Shares and, if so, will (i) make the corresponding adjustment(s), if any, to the Number of Shares, the Floor Price and the Cap Price and, in any case, any other variable relevant to the settlement or payment terms of this transaction as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s).

Extraordinary Events

Consequences of Merger Event

(a) Share-for-Share	Cancellation and Payment; provided however, if the New Shares are publicly traded on a nationally recognized exchange or on Nasdaq, Alternative Obligation shall apply.

(b) Share-for-Other	Cancellation and Payment.

(c) Share-for-Combined

Cancellation and Payment; provided however, if any portion of the consideration for the relevant shares consists of equity securities that are publicly traded on a nationally recognized exchange or on Nasdaq (the "Publicly Traded Securities Consideration"), Alternative Obligation shall apply only to that portion of the Transaction corresponding to the Publicly Traded Securities Consideration.

Notwithstanding anything to the contrary in the Equity Definitions, the amount payable under this Transaction upon the occurrence of an Extraordinary Event shall be calculated by the Calculation Agent in good faith in accordance with Section 9.7 of the Equity Definitions using, among other things, the factors identified in subparagraphs (i), (ii) and (iii) therein, but without the requirement of soliciting dealer quotations therefore.

Nationalization or
Insolvency	Negotiated Close-out

Calculation Agent	MLPFS

Non-Reliance

Each party represents to the other party that it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Governing law	The laws of the State of New York (without reference to choice of law doctrine)

Collateral

Independent Amount	Independent Amount with respect to Counterparty and this Transaction means a number of Shares equal to the Number of Shares (the "Pledged Shares").

Eligible Collateral	The Pledged Shares will constitute Eligible Collateral with respect to this Transaction with a Valuation Percentage of 100%.

Exposure	This Transaction will be disregarded for purposes of determining the Secured Party's Exposure under the CSA.
Representations of
Counterparty

Counterparty (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an "accredited investor" under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares below the Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Cap Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLPFS on the Settlement Date (unless Counterparty elects Cash Settlement in the manner specified herein).

Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

Counterparty has furnished MLPFS with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

Neither Counterparty nor any person attributable to Counterparty for purposes of Rule 144 under the Securities Act ("Rule 144") has sold any Shares during the preceding three (3) months prior to the Trade Date of this Transaction and Counterparty covenants and agrees that during the three month period following the Trade Date, it will not sell, nor will it permit any person attributable to it for purposes of Rule 144 to sell, Shares without the prior consent of MLPFS.

Acknowledgements

(1)    The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation or in the Agreement.

(2) The parties hereto intend for

(i) This Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protection under Section 555 of the Bankruptcy Code.

(ii)    A party's right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in the Bankruptcy Code.

(iii)    Any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute  "margin payments" as defined in the Bankruptcy Code.

(iv) All payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code.
(v) "Bankruptcy Code" means Title 11 of the United States Code.

Interpretation

For purposes of the Equity Definitions, this Transaction will be deemed to be a Physically-settled Share Option Transaction if Physical Settlement applies and a Cash-settled Share Option Transaction if Cash Settlement applies, in either case with an Exercise Date equal to the Valuation Date.

                Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by  facsimile transmission to the Attention of Brian Carroll  (Telecopier No. 646-805-2780).

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:        /s/ Marcella Vullo
Name:   Marcella Vullo
Title:

Confirmed as of the date first above written:

TLP INVESTMENTS LP

By:        /s/ Harry C. Erwin, III |
Name:   Harry C. Erwin, III
Title:

MERRILL LYNCH

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Attention:  Brian Carroll
Equity Derivatives Documentation
4 World Financial Center, 5th Floor
New York, NY 10080

Telephone: (212) 449-8675
Fax:  (646) 805-2780

TLP INVESTMENTS LP ("Counterparty" and "TLP_INVESTMENTS")
ATTN: CHUCK ERWIN
LITTLE ROCK,  AR  72223

Dear Sir or Madam:

Enclosed please find a copy of the Confirmation for your recent transaction.

Please sign and fax the Confirmation to Merrill Lynch at (646) 805-2780 at your earliest convenience.

Also, please retain a copy of the Confirmation for your records.

If you have any questions, please do not hesitate to call me at (212) 449-8675.

Sincerely,
Brian Carroll

EXHIBIT F

[Merrill Lynch] Confirmation of OTC Transaction	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center, 5th Floor New York, NY 10080

THIS CONFIRMATION AMENDS, REPLACES, SUPERSEDES AND RESTATES IN ITS ENTIRETY ALL PREVIOUS CONFIRMATIONS PERTAINING TO THIS TRANSACTION.

 PLEASE NOTE THE AMENDMENT TO: Conditions to Physical Settlement

Dated: June 25, 2003                                                                                                         ML Ref: 0381851

To:	TLPCRT, L.P. ("Counterparty" and "TLPCRT_LP")
6311 RANCH DR
LITTLE ROCK, AR 72223

CC:	JOHN BETTERMAN
Telephone: 312-382-3406

From:	Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML" and "MLPFS")
tel: (212) 449-8675
fax: (646) 805-2780

______________________________________________________________________________

Dear  Sir / Madam:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLPFS, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions" and together with the Swap Definitions, the "Definitions") in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between  the  Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the Master Agreement (including the Schedule thereto and the Credit Support Annex incorporated therein), dated as of October 9, 2001, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date	June 25, 2003

Effective Date	June 30, 2003

Termination Date	May 12, 2004 (or if not a Business Day, the next succeeding Business Day).

Seller	Counterparty

Buyer	MLPFS

Shares	The common stock of TYSON FOODS INC (Security Symbol: TSN).

Number of Shares	1,000,000

Multiplier	One (1).

Floor Price	USD 10.610

Cap Price	USD 12.732

Final Price	The closing price for the Shares at the Valuation Time on the Valuation Date.

Settlement Date	Three Business Days after the Valuation Date.

Initial Payment Amount	MLPFS shall pay to Counterparty on the Initial Payment Date USD 9,570,007.80

Initial Payment Date	June 30, 2003

Dividend Payment Amount	The product of (i) the difference between the per Share dividend declared by the Issuer whose ex-dividend date falls from (and including) the Trade Date to (and including) the Termination Date, (the "Dividend"), and USD 0.04; and (ii) the Number of Shares, provided that if an ex-dividend date occurs with respect to the Shares on or before the Termination Date, and no corresponding dividend payments have been received by shareholders of record of the Shares on or before such date, then the dividends to which such ex-dividend date relates shall be deemed to be Dividends for purposes hereof.

If the Dividend Payment Amount is a positive number then Counterparty shall pay to ML the Dividend Payment Adjustment on the Dividend Payment Date.

Settlement Currency	USD

Exchange	New York Stock Exchange

Related Exchange	Any exchange(s) on which options contracts related to the Shares are principally traded.

Business Days	New York

Valuation

Valuation Time	At the close of trading on the Exchange.

Valuation Date	The Termination Date

Settlement Terms	Settlement of this Transaction shall be either Cash Settlement or Physical Settlement as determined by Counterparty in writing to ML no less than ten (10) Business Days prior to the Termination Date. In the event ML is not notified, the settlement method for this Transaction shall be Physical Settlement.

Cash Settlement Terms

Cash Settlement	If Cash Settlement applies, then on the Cash Settlement Payment Date, Counterparty will pay to MLPFS the Cash Settlement Amount.

Cash Settlement Amount	An amount determined by the Calculation Agent on the Valuation Date based on the following formula

a)    if the Final Price is less than the Floor Price, an amount equal to

        Number of Shares   x   Final Price;

b)    if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, an amount equal to

        Floor Price   x   Number of Shares;

c)     if the Final Price is greater than the Cap Price, an amount equal to

         [Floor Price + (Final Price - Cap Price)]   x   Number of Shares

Cash Settlement

Payment Date	Three (3) Currency Business Days after the Valuation Date.

Physical Settlement Terms

Physical Settlement	If Physical Settlement applies, on the Settlement Date, Counterparty will deliver to MLPFS the Shares (the "Deliverable Shares") in an amount equal to the Number of Shares to be Delivered.

Number of Shares to be Delivered	Shares in an amount determined by the Calculation Agent on the Valuation Date based on the following formula

a)    if the Final Price is less than the Floor Price,  Shares in an amount equal to

       Number of Shares;

b)    if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price,  Shares in an amount equal to

       Floor Price/Final Price  x  Number of Shares;

c)     if the Final Price is greater than the Cap Price,  Shares in an amount equal to

        [Floor Price + (Final Price - Cap Price)]  /  Final Price  x  Number of Shares

Settlement Date	Three (3) Exchange Business Days after the Valuation Date.

Conditions to PhysicalSettlement	Notwithstanding anything contained herein to the contrary, unless one of the following conditions are met, Cash Settlement shall apply to this Transaction

(a)    Counterparty is not an affiliate (an "Affiliate") (as defined in Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act")) of the Issuer of the Shares on the Settlement Date or at anytime during the three month period prior to the Settlement Date; or

(b)    Counterparty is an Affiliate and (i) the Deliverable Shares will be treated as securities that are restricted securities with the holding period for MLPFS for the purposes of Rule 144 commencing on the Trade Date or (ii) the Deliverable Shares will be shares that (A) would have been eligible for sale by Counterparty pursuant to Rule 144 under the Securities Act ("Rule 144"), as of the Trade Date or (B) are covered by an effective registration statement under the Securities Act, which includes a Plan of Distribution description of the plan of distribution of such shares, and is in all other respects,  satisfactory to ML.

Physical Settlement Fee	Counterparty will pay to ML a physical settlement fee on the Settlement Date, such fee shall equal any fees, commissions and markdown that ML would realize if Counterparty were selling the Shares for cash to or through ML, as determined by ML.

Further Agreements	If Physical Settlement applies, Counterparty agrees to (i) use its best efforts to cause the Issuer of the Deliverable Shares to agree that such Shares are free of any restrictions on sale or other transfer by ML, including any requirement for registration of any such sale under the Securities Act, or to agree that ML may rely on Rule 144 for any resale of the Shares and that the holding period for Merrill Lynch for such Shares for purposes of Rule 144 commenced on the Trade Date; (ii) provide any legal opinions requested by the Issuer in order to allow ML to sell or otherwise transfer such Shares as described in the foregoing clause; and (iii) indemnify ML and any of its affiliates or control persons (ML, along with each such affiliate and person, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities ("Losses"), as incurred, to which any Indemnified Party may become subject as a result of the Issuer's failure to agree to the status of the Shares delivered by Counterparty as described in the preceding clause (i). "Losses", for purposes hereof, shall include any costs relating to holding Shares prior to the agreement by the Issuer that the Shares may be sold by ML in the public market.

Failure to Deliver	Applicable

Clearance System(s)	The principal domestic clearance system customarily settling trades on a delivery versus payment basis on the Shares.

Adjustments

Method of Adjustment	In the event of the occurrence of a Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Shares and, if so, will (i) make the corresponding adjustment(s), if any, to the Number of Shares, the Floor Price and the Cap Price and, in any case, any other variable relevant to the settlement or payment terms of this transaction as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s).

Extraordinary Events

Consequences of Merger Event

(a) Share-for-Share	Cancellation and Payment; provided however, if the New Shares are publicly traded on a nationally recognized exchange or on Nasdaq, Alternative Obligation shall apply.

(b) Share-for-Other	Cancellation and Payment.

(c) Share-for-Combined	Cancellation and Payment; provided however, if any portion of the consideration for the relevant shares consists of equity securities that are publicly traded on a nationally recognized exchange or on Nasdaq (the "Publicly Traded Securities Consideration"), Alternative Obligation shall apply only to that portion of the Transaction corresponding to the Publicly Traded Securities Consideration.

Notwithstanding anything to the contrary in the Equity Definitions, the amount payable under this Transaction upon the occurrence of an Extraordinary Event shall be calculated by the Calculation Agent in good faith in accordance with Section 9.7 of the Equity Definitions using, among other things, the factors identified in subparagraphs (i), (ii) and (iii) therein, but without the requirement of soliciting dealer quotations therefor.

Nationalization or
Insolvency	Negotiated Close-out

Calculation Agent	MLPFS

Non-Reliance	Each party represents to the other party that it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Governing law	The laws of the State of New York (without reference to choice of law doctrine)

Collateral

Independent Amount	Independent Amount with respect to Counterparty and this Transaction means a number of Shares equal to the Number of Shares (the "Pledged Shares").

Eligible Collateral	The Pledged Shares will constitute Eligible Collateral with respect to this Transaction with a Valuation Percentage of 100%.

Exposure	This Transaction will be disregarded for purposes of determining the Secured Party's Exposure under the CSA.

Representations of Counterparty	Counterparty (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an "accredited investor" under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares below the Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Cap Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLPFS on the Settlement Date (unless Counterparty elects Cash Settlement in the manner specified herein).

Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

Counterparty has furnished MLPFS with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

Neither Counterparty nor any person attributable to Counterparty for purposes of Rule 144 under the Securities Act ("Rule 144") has sold any Shares during the preceding three (3) months prior to the Trade Date of this Transaction and Counterparty covenants and agrees that during the three month period following the Trade Date, it will not sell, nor will it permit any person attributable to it for purposes of Rule 144 to sell, Shares without the prior consent of MLPFS.

Acknowledgements	(1) The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation or in the Agreement.

(2)    The parties hereto intend for

(i)    This Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protection under Section 555 of the Bankruptcy Code.
(ii)    A party's right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in the Bankruptcy Code.
(iii)    Any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute  "margin payments" as defined in the Bankruptcy Code.
(iv)    All payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code.
(v)    "Bankruptcy Code" means Title 11 of the United States Code.

Interpretation	For purposes of the Equity Definitions, this Transaction will be deemed to be a Physically-settled Share Option Transaction if Physical Settlement applies and a Cash-settled Share Option Transaction if Cash Settlement applies, in either case with an Exercise Date equal to the Valuation Date.

   Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by  facsimile transmission to the Attention of Brian Carroll  (Telecopier No. 646-805-2780).

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:        /s/ Marcella Vullo
Name:   Marcella Vullo
Title:

Confirmed as of the date first above written:

TLP INVESTMENTS LP

By:        /s/ Harry C. Erwin, III |
Name:   Harry C. Erwin, III
Title:

MERRILL LYNCH

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Attention:  Brian Carroll
Equity Derivatives Documentation
4 World Financial Center, 5th Floor
New York, NY 10080

Telephone: (212) 449-8675
Fax:  (646) 805-2780

TLPCRT, L.P. ("Counterparty" and "TLPCRT_LP")
6311 RANCH DR
LITTLE ROCK,  AR  72223

Dear Sir or Madam:

Enclosed please find a copy of the Confirmation for your recent transaction.

Please sign and fax the Confirmation to Merrill Lynch at (646) 805-2780 at your earliest convenience.

Also, please retain a copy of the Confirmation for your records.

If you have any questions, please do not hesitate to call me at (212) 449-8675.

Sincerely,
Brian Carroll

EXHIBIT G

[Merrill Lynch] Confirmation of OTC Transaction	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center, 5th Floor New York, NY 10080

THIS CONFIRMATION AMENDS, REPLACES, SUPERSEDES AND RESTATES IN ITS ENTIRETY ALL PREVIOUS CONFIRMATIONS PERTAINING TO THIS TRANSACTION.

PLEASE NOTE THE AMENDMENT TO: Conditions to Physical Settlement

Dated: June 25, 2003                                                                                                         ML Ref: 0381852

To:                                                         TLP INVESTMENTS LP ("Counterparty" and "TLP_INVESTMENTS")
                                                              ATTN: CHUCK ERWIN
                                                              6311 RANCH DRIVE
                                                              6311 RANCH DRIVE
                                                              LITTLE ROCK,  AR  72223

CC:                                                        JOHN BETTERMAN
                                                               Telephone:  312-382-3406  :

From:                                                   Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML" and "MLPFS")
                                                             tel: (212) 449-8675
                                                             fax: (646) 805-2780

______________________________________________________________________________

Dear  Sir / Madam:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLPFS, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions" and together with the Swap Definitions, the "Definitions") in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between  the  Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the Master Agreement (including the Schedule thereto and the Credit Support Annex incorporated therein), dated as of December 03, 2001, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date	June 25, 2003

Effective Date	June 30, 2003

Termination Date	November 22, 2004 (or if not a Business Day, the next succeeding Business Day).

Seller	Counterparty

Buyer	MLPFS

Shares	The common stock of TYSON FOODS INC (Security Symbol TSN).

Number of Shares	1,000,000

Multiplier	One (1).

Floor Price	USD 10.61

Cap Price	USD 12.732

Final Price	The closing price for the Shares at the Valuation Time on the Valuation Date.

Settlement Date	Three Business Days after the Valuation Date.
Initial Payment Amount	MLPFS shall pay to Counterparty on the Initial Payment Date USD 9,420,014.23
Initial Payment Date	June 30, 2003

Dividend Payment Amount

The product of (i) the difference between the per Share dividend declared by the Issuer whose ex-dividend date falls from (and including) the Trade Date to (and including) the Expiration Date, (the "Dividend"), and USD 0.04; and (ii) the Number of Options, provided that if an ex-dividend date occurs with respect to the Shares on or before the Exercise Date, and no corresponding dividend payments have been received by shareholders of record of the Shares on or before such date, then the dividends to which such ex-dividend date relates shall be deemed to be Dividends for purposes hereof.

If the Dividend Payment Amount is a positive number then Counterparty shall pay to ML the Dividend Payment Adjustment on the Dividend Payment Date.

Settlement Currency	USD
Exchange	New York Stock Exchange

Related Exchange	Any exchange(s) on which options contracts related to the Shares are principally traded.

Business Days	New York
Valuation
Valuation Time	At the close of trading on the Exchange.

Valuation Date	The Termination Date
Settlement Terms

Settlement of this Transaction shall be either Cash Settlement or Physical Settlement as determined by Counterparty in writing to ML no less than ten (10) Business Days prior to the Termination Date. In the event ML is not notified, the settlement method for this Transaction shall be Physical Settlement.

Cash Settlement Terms

Cash Settlement	If Cash Settlement applies, then on the Cash Settlement Payment Date, Counterparty will pay to MLPFS the Cash Settlement Amount.

Cash Settlement Amount	An amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares x Final Price;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

Floor Price x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Cash Settlement
Payment Date	Three (3) Currency Business Days after the Valuation Date.
Physical Settlement Terms

Physical Settlement	If Physical Settlement applies, on the Settlement Date, Counterparty will deliver to MLPFS the Shares (the "Deliverable Shares") in an amount equal to the Number of Shares to be Delivered.

Number of Shares to be Delivered	Shares in an amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

(Floor Price/Final Price) x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Settlement Date	Three (3) Exchange Business Days after the Valuation Date.

Conditions to Physical Settlement	Notwithstanding anything contained herein to the contrary, unless one of the following conditions are met, Cash Settlement shall apply to this Transaction

(a)    Counterparty is not an affiliate (an "Affiliate") (as defined in Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act")) of the Issuer of the Shares on the Settlement Date or at anytime during the three month period prior to the Settlement Date; or

(b)     Counterparty is an Affiliate and (i) the Deliverable Shares will be treated as securities that are restricted securities with the holding period for MLPFS for the purposes of Rule 144 commencing on the Trade Date or (ii) the Deliverable Shares will be shares that (A) would have been eligible for sale by Counterparty pursuant to Rule 144 under the Securities Act ("Rule 144"), as of the Trade Date or (B) are covered by an effective registration statement under the Securities Act, which includes a Plan of Distribution description of the plan of distribution of such shares, and is in all other respects,  satisfactory to ML.

Physical Settlement Fee

Counterparty will pay to ML a physical settlement fee on the Settlement Date, such fee shall equal any fees, commissions and markdown that ML would realize if Counterparty were selling the Shares for cash to or through ML, as determined by ML.

Further Agreements

If Physical Settlement applies, Counterparty agrees to (i) use its best efforts to cause the Issuer of the Deliverable Shares to agree that such Shares are free of any restrictions on sale or other transfer by ML, including any requirement for registration of any such sale under the Securities Act, or to agree that ML may rely on Rule 144 for any resale of the Shares and that the holding period for Merrill Lynch for such Shares for purposes of Rule 144 commenced on the Trade Date; (ii) provide any legal opinions requested by the Issuer in order to allow ML to sell or otherwise transfer such Shares as described in the foregoing clause; and (iii) indemnify ML and any of its affiliates or control persons (ML, along with each such affiliate and person, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities ("Losses"), as incurred, to which any Indemnified Party may become subject as a result of the Issuer's failure to agree to the status of the Shares delivered by Counterparty as described in the preceding clause (i).  "Losses", for purposes hereof, shall include any costs relating to holding Shares prior to the agreement by the Issuer that the Shares may be sold by ML in the public market.

Failure to Deliver	Applicable

Clearance System(s)	The principal domestic clearance system customarily settling trades on a delivery versus payment basis on the Shares.
Adjustments

Method of Adjustment

In the event of the occurrence of a Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Shares and, if so, will (i) make the corresponding adjustment(s), if any, to the Number of Shares, the Floor Price and the Cap Price and, in any case, any other variable relevant to the settlement or payment terms of this transaction as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s).

Extraordinary Events

Consequences of Merger Event

(a) Share-for-Share	Cancellation and Payment; provided however, if the New Shares are publicly traded on a nationally recognized exchange or on Nasdaq, Alternative Obligation shall apply.

(b) Share-for-Other	Cancellation and Payment.

(c) Share-for-Combined

Cancellation and Payment; provided however, if any portion of the consideration for the relevant shares consists of equity securities that are publicly traded on a nationally recognized exchange or on Nasdaq (the "Publicly Traded Securities Consideration"), Alternative Obligation shall apply only to that portion of the Transaction corresponding to the Publicly Traded Securities Consideration.

Notwithstanding anything to the contrary in the Equity Definitions, the amount payable under this Transaction upon the occurrence of an Extraordinary Event shall be calculated by the Calculation Agent in good faith in accordance with Section 9.7 of the Equity Definitions using, among other things, the factors identified in subparagraphs (i), (ii) and (iii) therein, but without the requirement of soliciting dealer quotations therefor.

Nationalization or
Insolvency	Negotiated Close-out

Calculation Agent	MLPFS

Non-Reliance

Each party represents to the other party that it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Governing law	The laws of the State of New York (without reference to choice of law doctrine)

Collateral

Independent Amount	Independent Amount with respect to Counterparty and this Transaction means a number of Shares equal to the Number of Shares (the "Pledged Shares").

Eligible Collateral	The Pledged Shares will constitute Eligible Collateral with respect to this Transaction with a Valuation Percentage of 100%.

Exposure	This Transaction will be disregarded for purposes of determining the Secured Party's Exposure under the CSA.
Representations of
Counterparty

Counterparty (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an "accredited investor" under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares below the Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Cap Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLPFS on the Settlement Date (unless Counterparty elects Cash Settlement in the manner specified herein).

Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

Counterparty has furnished MLPFS with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

Neither Counterparty nor any person attributable to Counterparty for purposes of Rule 144 under the Securities Act ("Rule 144") has sold any Shares during the preceding three (3) months prior to the Trade Date of this Transaction and Counterparty covenants and agrees that during the three month period following the Trade Date, it will not sell, nor will it permit any person attributable to it for purposes of Rule 144 to sell, Shares without the prior consent of MLPFS.

Acknowledgements

(1)    The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation or in the Agreement.

(2) The parties hereto intend for

(i) This Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protection under Section 555 of the Bankruptcy Code.

(ii)    A party's right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in the Bankruptcy Code.

(iii)    Any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute  "margin payments" as defined in the Bankruptcy Code.

(iv) All payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code.
(v) "Bankruptcy Code" means Title 11 of the United States Code.

Interpretation

For purposes of the Equity Definitions, this Transaction will be deemed to be a Physically-settled Share Option Transaction if Physical Settlement applies and a Cash-settled Share Option Transaction if Cash Settlement applies, in either case with an Exercise Date equal to the Valuation Date.

            Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by  facsimile transmission to the Attention of Brian Carroll  (Telecopier No. 646-805-2780).

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:        /s/ Marcella Vullo
Name:   Marcella Vullo
Title:

Confirmed as of the date first above written:

TLP INVESTMENTS LP

By:        /s/ Harry C. Erwin, III |
Name:   Harry C. Erwin, III
Title:

MERRILL LYNCH

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Attention:  Brian Carroll
Equity Derivatives Documentation
4 World Financial Center, 5th Floor
New York, NY 10080

Telephone: (212) 449-8675
Fax:  (646) 805-2780

TLP INVESTMENTS LP ("Counterparty" and "TLP_INVESTMENTS")
ATTN: CHUCK ERWIN
LITTLE ROCK,  AR  72223

Dear Sir or Madam:

Enclosed please find a copy of the Confirmation for your recent transaction.

Please sign and fax the Confirmation to Merrill Lynch at (646) 805-2780 at your earliest convenience.

Also, please retain a copy of the Confirmation for your records.

If you have any questions, please do not hesitate to call me at (212) 449-8675.

Sincerely,
Brian Carroll

EXHIBIT H

[Merrill Lynch] Confirmation of OTC Transaction	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center, 5th Floor New York, NY 10080

THIS CONFIRMATION AMENDS, REPLACES, SUPERSEDES AND RESTATES IN ITS ENTIRETY ALL PREVIOUS CONFIRMATIONS PERTAINING TO THIS TRANSACTION.

 PLEASE NOTE THE AMENDMENT TO: Conditions to Physical Settlement

Dated: June 25, 2003ML Ref: 0381853

To:                                                                     TLPCRT, L.P. ("Counterparty" and "TLPCRT_LP")
                                                                           6311 RANCH DR
                                                                           LITTLE ROCK,  AR  72223

CC:                                                                   JOHN BETTERMAN
                                                                          Telephone:  312-382-3406

 From:                                                               Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML" and "MLPFS")
                                                                          tel: (212) 449-8675
                                                                          fax: (646) 805-2780

______________________________________________________________________________

Dear  Sir / Madam:

 The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLPFS, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions" and together with the Swap Definitions, the "Definitions") in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between  the  Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the Master Agreement (including the Schedule thereto and the Credit Support Annex incorporated therein), dated as of October 9, 2001, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date	June 25, 2003

Effective Date	June 30, 2003

Termination Date	November 22, 2004 (or if not a Business Day, the next succeeding Business Day).

Seller	Counterparty

Buyer	MLPFS

Shares	The common stock of Tyson Foods, Inc. (Security Symbol TSN).

Number of Shares	1,000,000

Multiplier	One (1).

Floor Price	USD 10.610

Cap Price	USD 12.732

Final Price	The closing price for the Shares at the Valuation Time on the Valuation Date.

Settlement Date	Three Business Days after the Valuation Date.

Initial Payment Amount	MLPFS shall pay to Counterparty on the Initial Payment Date USD 9,420,014.23

Initial Payment Date	June 30, 2003

Dividend Payment Amount

The product of (i) the difference between the per Share dividend declared by the Issuer whose ex-dividend date falls from (and including) the Trade Date to (and including) the Termination Date, (the "Dividend"), and USD 0.04; and (ii) the Number of Shares, provided that if an ex-dividend date occurs with respect to the Shares on or before the Termination Date, and no corresponding dividend payments have been received by shareholders of record of the Shares on or before such date, then the dividends to which such ex-dividend date relates shall be deemed to be Dividends for purposes hereof.

If the Dividend Payment Amount is a positive number then Counterparty shall pay to ML the Dividend Payment Adjustment on the Dividend Payment Date.

Settlement Currency	USD

Exchange	New York Stock Exchange

Related Exchange	Any exchange(s) on which options contracts related to the Shares are principally traded.

Business Days	New York

Valuation

Valuation Time	At the close of trading on the Exchange.

Valuation Date	The Termination Date

Settlement Terms

Settlement of this Transaction shall be either Cash Settlement or Physical Settlement as determined by Counterparty in writing to ML no less than ten (10) Business Days prior to the Termination Date. In the event ML is not notified, the settlement method for this Transaction shall be Physical Settlement.

Cash Settlement Terms

Cash Settlement	If Cash Settlement applies, then on the Cash Settlement Payment Date, Counterparty will pay to MLPFS the Cash Settlement Amount.

Cash Settlement Amount	An amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares x Final Price;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

Floor Price x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Cash Settlement
Payment Date

Physical Settlement Terms

Physical Settlement	If Physical Settlement applies, on the Settlement Date, Counterparty will deliver to MLPFS the Shares (the "Deliverable Shares") in an amount equal to the Number of Shares to be Delivered.

Number of Shares to be Delivered	Shares in an amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

(Floor Price/Final Price) x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Settlement Date	Three (3) Exchange Business Days after the Valuation Date.

Conditions to Physical
Settlement	Notwithstanding anything contained herein to the contrary, unless one of the following conditions are met, Cash Settlement shall apply to this Transaction

(a)    Counterparty is not an affiliate (an "Affiliate") (as defined in Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act")) of the Issuer of the Shares on the Settlement Date or at anytime during the three month period prior to the Settlement Date; or

(b)    Counterparty is an Affiliate and (i) the Deliverable Shares will be treated as securities that are restricted securities with the holding period for MLPFS for the purposes of Rule 144 commencing on the Trade Date or (ii) the Deliverable Shares will be shares that (A) would have been eligible for sale by Counterparty pursuant to Rule 144 under the Securities Act ("Rule 144"), as of the Trade Date or (B) are covered by an effective registration statement under the Securities Act, which includes a Plan of Distribution description of the plan of distribution of such shares, and is in all other respects,  satisfactory to ML.

Physical Settlement Fee

Counterparty will pay to ML a physical settlement fee on the Settlement Date, such fee shall equal any fees, commissions and markdown that ML would realize if Counterparty were selling the Shares for cash to or through ML, as determined by ML.

Further Agreements

If Physical Settlement applies, Counterparty agrees to (i) use its best efforts to cause the Issuer of the Deliverable Shares to agree that such Shares are free of any restrictions on sale or other transfer by ML, including any requirement for registration of any such sale under the Securities Act, or to agree that ML may rely on Rule 144 for any resale of the Shares and that the holding period for Merrill Lynch for such Shares for purposes of Rule 144 commenced on the Trade Date; (ii) provide any legal opinions requested by the Issuer in order to allow ML to sell or otherwise transfer such Shares as described in the foregoing clause; and (iii) indemnify ML and any of its affiliates or control persons (ML, along with each such affiliate and person, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities ("Losses"), as incurred, to which any Indemnified Party may become subject as a result of the Issuer's failure to agree to the status of the Shares delivered by Counterparty as described in the preceding clause (i).  "Losses", for purposes hereof, shall include any costs relating to holding Shares prior to the agreement by the Issuer that the Shares may be sold by ML in the public market.

Failure to Deliver	Applicable

Clearance System(s)	The principal domestic clearance system customarily settling trades on a delivery versus payment basis on the Shares.

Adjustments

Method of Adjustment

In the event of the occurrence of a Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Shares and, if so, will (i) make the corresponding adjustment(s), if any, to the Number of Shares, the Floor Price and the Cap Price and, in any case, any other variable relevant to the settlement or payment terms of this transaction as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s).

Extraordinary Events

Consequences of Merger Event

(a) Share-for-Share	Cancellation and Payment; provided however, if the New Shares are publicly traded on a nationally recognized exchange or on Nasdaq, Alternative Obligation shall apply.

(b) Share-for-Other	Cancellation and Payment.

(c) Share-for-Combined

Cancellation and Payment; provided however, if any portion of the consideration for the relevant shares consists of equity securities that are publicly traded on a nationally recognized exchange or on Nasdaq (the "Publicly Traded Securities Consideration"), Alternative Obligation shall apply only to that portion of the Transaction corresponding to the Publicly Traded Securities Consideration.

Notwithstanding anything to the contrary in the Equity Definitions, the amount payable under this Transaction upon the occurrence of an Extraordinary Event shall be calculated by the Calculation Agent in good faith in accordance with Section 9.7 of the Equity Definitions using, among other things, the factors identified in subparagraphs (i), (ii) and (iii) therein, but without the requirement of soliciting dealer quotations therefor.

Nationalization or
Insolvency	Negotiated Close-out

Calculation Agent	MLPFS

Non-Reliance

Each party represents to the other party that it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Governing law	The laws of the State of New York (without reference to choice of law doctrine)

Collateral

Independent Amount	Independent Amount with respect to Counterparty and this Transaction means a number of Shares equal to the Number of Shares (the "Pledged Shares").

Eligible Collateral	The Pledged Shares will constitute Eligible Collateral with respect to this Transaction with a Valuation Percentage of 100%.

Exposure	This Transaction will be disregarded for purposes of determining the Secured Party's Exposure under the CSA.
Representations of
Counterparty

Counterparty (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an "accredited investor" under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares below the Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Cap Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLPFS on the Settlement Date (unless Counterparty elects Cash Settlement in the manner specified herein).

Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

Counterparty has furnished MLPFS with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

Neither Counterparty nor any person attributable to Counterparty for purposes of Rule 144 under the Securities Act ("Rule 144") has sold any Shares during the preceding three (3) months prior to the Trade Date of this Transaction and Counterparty covenants and agrees that during the three month period following the Trade Date, it will not sell, nor will it permit any person attributable to it for purposes of Rule 144 to sell, Shares without the prior consent of MLPFS.

Acknowledgements

(1)    The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation or in the Agreement.

(2) The parties hereto intend for

(i) This Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protection under Section 555 of the Bankruptcy Code.

(ii)    A party's right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in the Bankruptcy Code.

(iii)    Any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute  "margin payments" as defined in the Bankruptcy Code.

(iv) All payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code.
(v) "Bankruptcy Code" means Title 11 of the United States Code.

Interpretation

For purposes of the Equity Definitions, this Transaction will be deemed to be a Physically-settled Share Option Transaction if Physical Settlement applies and a Cash-settled Share Option Transaction if Cash Settlement applies, in either case with an Exercise Date equal to the Valuation Date.

            Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by  facsimile transmission to the Attention of Brian Carroll  (Telecopier No. 646-805-2780).

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:        /s/ Marcella Vullo
Name:   Marcella Vullo
Title:

Confirmed as of the date first above written:

TLP INVESTMENTS LP

By:        /s/ Harry C. Erwin, III |
Name:   Harry C. Erwin, III
Title:

MERRILL LYNCH

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Attention:  Brian Carroll
Equity Derivatives Documentation
4 World Financial Center, 5th Floor
New York, NY 10080

Telephone: (212) 449-8675
Fax:  (646) 805-2780

TLPCRT, L.P. ("Counterparty" and "TLPCRT_LP")
6311 RANCH DR
LITTLE ROCK,  AR  72223

Dear Sir or Madam:

Enclosed please find a copy of the Confirmation for your recent transaction.

Please sign and fax the Confirmation to Merrill Lynch at (646) 805-2780 at your earliest convenience.

Also, please retain a copy of the Confirmation for your records.

If you have any questions, please do not hesitate to call me at (212) 449-8675.

Sincerely,
Brian Carroll

EXHIBIT I

[Merrill Lynch] Confirmation of OTC Transaction	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center, 5th Floor New York, NY 10080

THIS CONFIRMATION AMENDS, REPLACES, SUPERSEDES AND RESTATES IN ITS ENTIRETY ALL PREVIOUS CONFIRMATIONS PERTAINING TO THIS TRANSACTION.

 PLEASE NOTE THE AMENDMENT TO: Conditions to Physical Settlement

Dated: June 25, 2003                                                                                                         ML Ref: 0381854

 To:                                                         TLPCRT, L.P. ("Counterparty" and "TLPCRT_LP")
                                                                6311 RANCH DR
                                                                LITTLE ROCK,  AR  72223

CC:                                                        JOHN BETTERMAN
                                                               Telephone:  312-382-3406

 From:                                                    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML" and "MLPFS")
                                                               Tel: (212) 449-8675
                                                               Fax: (646) 805-2780

______________________________________________________________________________

Dear Sir / Madam:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLPFS, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions" and together with the Swap Definitions, the "Definitions") in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the Master Agreement (including the Schedule thereto and the Credit Support Annex incorporated therein), dated as of October 9, 2001, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date	June 25, 2003

Effective Date	June 30, 2003

Termination Date	June 22, 2005 (or if not a Business Day, the next succeeding Business Day).

Seller	Counterparty

Buyer	MLPFS

Shares	The common stock of TYSON FOODS, INC.
(Security Symbol TSN).

Number of Shares	1,000,000

Multiplier	One (1).

Floor Price	USD 10.610

Cap Price	USD 12.732

Final Price	The closing price for the Shares at the Valuation Time on the Valuation Date.

Settlement Date	Three Business Days after the Valuation Date.

Initial Payment Amount	MLPFS shall pay to Counterparty on the Initial Payment Date USD 9,270,010.05

Initial Payment Date	June 30, 2003

Dividend Payment Amount

The product of (i) the difference between the per Share dividend declared by the Issuer whose ex-dividend date falls from (and including) the Trade Date to (and including) the Termination Date, (the "Dividend"), and USD 0.04; and (ii) the Number of Shares, provided that if an ex-dividend date occurs with respect to the Shares on or before the Termination Date, and no corresponding dividend payments have been received by shareholders of record of the Shares on or before such date, then the dividends to which such ex-dividend date relates shall be deemed to be Dividends for purposes hereof.

If the Dividend Payment Amount is a positive number then Counterparty shall pay to ML the Dividend Payment Adjustment on the Dividend Payment Date.

Settlement Currency	USD

Exchange	New York Stock Exchange

Related Exchange	Any exchange(s) on which options contracts related to the Shares are principally traded.

Business Days	New York

Valuation

Valuation Time	At the close of trading on the Exchange.

Valuation Date	The Termination Date

Settlement Terms

Settlement of this Transaction shall be either Cash Settlement or Physical Settlement as determined by Counterparty in writing to ML no less than ten (10) Business Days prior to the Termination Date. In the event ML is not notified, the settlement method for this Transaction shall be Physical Settlement.

Cash Settlement Terms

Cash Settlement	If Cash Settlement applies, then on the Cash Settlement Payment Date, Counterparty will pay to MLPFS the Cash Settlement Amount.

Cash Settlement Amount	An amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares x Final Price;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

Floor Price x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Cash Settlement
Payment Date	Three (3) Currency Business Days after the Valuation Date.

Physical Settlement Terms

Physical Settlement	If Physical Settlement applies, on the Settlement Date, Counterparty will deliver to MLPFS the Shares (the "Deliverable Shares") in an amount equal to the Number of Shares to be Delivered.
Number of Shares
to be Delivered	Shares in an amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

(Floor Price/Final Price) x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Settlement Date	Three (3) Exchange Business Days after the Valuation Date.

Conditions to Physical
Settlement	Notwithstanding anything contained herein to the contrary, unless one of the following conditions are met, Cash Settlement shall apply to this Transaction

(a)    Counterparty is not an affiliate (an "Affiliate") (as defined in Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act")) of the Issuer of the Shares on the Settlement Date or at anytime during the three month period prior to the Settlement Date; or

(b)    Counterparty is an Affiliate and (i) the Deliverable Shares will be treated as securities that are restricted securities with the holding period for MLPFS for the purposes of Rule 144 commencing on the Trade Date or (ii) the Deliverable Shares will be shares that (A) would have been eligible for sale by Counterparty pursuant to Rule 144 under the Securities Act ("Rule 144"), as of the Trade Date or (B) are covered by an effective registration statement under the Securities Act, which includes a Plan of Distribution description of the plan of distribution of such shares, and is in all other respects,  satisfactory to ML.

Physical Settlement Fee

Counterparty will pay to ML a physical settlement fee on the Settlement Date, such fee shall equal any fees, commissions and markdown that ML would realize if Counterparty were selling the Shares for cash to or through ML, as determined by ML.

Further Agreements

If Physical Settlement applies, Counterparty agrees to (i) use its best efforts to cause the Issuer of the Deliverable Shares to agree that such Shares are free of any restrictions on sale or other transfer by ML, including any requirement for registration of any such sale under the Securities Act, or to agree that ML may rely on Rule 144 for any resale of the Shares and that the holding period for Merrill Lynch for such Shares for purposes of Rule 144 commenced on the Trade Date; (ii) provide any legal opinions requested by the Issuer in order to allow ML to sell or otherwise transfer such Shares as described in the foregoing clause; and (iii) indemnify ML and any of its affiliates or control persons (ML, along with each such affiliate and person, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities ("Losses"), as incurred, to which any Indemnified Party may become subject as a result of the Issuer's failure to agree to the status of the Shares delivered by Counterparty as described in the preceding clause (i).  "Losses", for purposes hereof, shall include any costs relating to holding Shares prior to the agreement by the Issuer that the Shares may be sold by ML in the public market.

Failure to Deliver	Applicable

Clearance System(s)	The principal domestic clearance system customarily settling trades on a delivery versus payment basis on the Shares.

Adjustments

Method of Adjustment

In the event of the occurrence of a Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Shares and, if so, will (i) make the corresponding adjustment(s), if any, to the Number of Shares, the Floor Price and the Cap Price and, in any case, any other variable relevant to the settlement or payment terms of this transaction as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s).

Extraordinary Events

Consequences of Merger Event

(a) Share-for-Share	Cancellation and Payment; provided however, if the New Shares are publicly traded on a nationally recognized exchange or on Nasdaq, Alternative Obligation shall apply.

(b) Share-for-Other	Cancellation and Payment.

(c) Share-for-Combined

Cancellation and Payment; provided however, if any portion of the consideration for the relevant shares consists of equity securities that are publicly traded on a nationally recognized exchange or on Nasdaq (the "Publicly Traded Securities Consideration"), Alternative Obligation shall apply only to that portion of the Transaction corresponding to the Publicly Traded Securities Consideration.

Notwithstanding anything to the contrary in the Equity Definitions, the amount payable under this Transaction upon the occurrence of an Extraordinary Event shall be calculated by the Calculation Agent in good faith in accordance with Section 9.7 of the Equity Definitions using, among other things, the factors identified in subparagraphs (i), (ii) and (iii) therein, but without the requirement of soliciting dealer quotations therefor.

Nationalization or
Insolvency	Negotiated Close-out

Calculation Agent	MLPFS

Non-Reliance

Each party represents to the other party that it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Governing law	The laws of the State of New York (without reference to choice of law doctrine)

Collateral

Independent Amount	Independent Amount with respect to Counterparty and this Transaction means a number of Shares equal to the Number of Shares (the "Pledged Shares").

Eligible Collateral	The Pledged Shares will constitute Eligible Collateral with respect to this Transaction with a Valuation Percentage of 100%.

Exposure	This Transaction will be disregarded for purposes of determining the Secured Party's Exposure under the CSA.
Representations of
Counterparty

Counterparty (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an "accredited investor" under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares below the Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Cap Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLPFS on the Settlement Date (unless Counterparty elects Cash Settlement in the manner specified herein).

Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

Counterparty has furnished MLPFS with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

Neither Counterparty nor any person attributable to Counterparty for purposes of Rule 144 under the Securities Act ("Rule 144") has sold any Shares during the preceding three (3) months prior to the Trade Date of this Transaction and Counterparty covenants and agrees that during the three month period following the Trade Date, it will not sell, nor will it permit any person attributable to it for purposes of Rule 144 to sell, Shares without the prior consent of MLPFS.

Acknowledgements

(1)    The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation or in the Agreement.

(2) The parties hereto intend for

(i) This Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protection under Section 555 of the Bankruptcy Code.

(ii)    A party's right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in the Bankruptcy Code.

(iii)    Any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute  "margin payments" as defined in the Bankruptcy Code.

(iv All payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code.
(v) "Bankruptcy Code" means Title 11 of the United States Code.

Interpretation

For purposes of the Equity Definitions, this Transaction will be deemed to be a Physically-settled Share Option Transaction if Physical Settlement applies and a Cash-settled Share Option Transaction if Cash Settlement applies, in either case with an Exercise Date equal to the Valuation Date.

            Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by  facsimile transmission to the Attention of: Brian Carroll  (Telecopier No. 646-805-2780).

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:        /s/ Marcella Vullo
Name:   Marcella Vullo
Title:

Confirmed as of the date first above written:

TLP INVESTMENTS LP

By:        /s/ Harry C. Erwin, III |
Name:   Harry C. Erwin, III
Title:

MERRILL LYNCH

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Attention:  Brian Carroll
Equity Derivatives Documentation
4 World Financial Center, 5th Floor
New York, NY 10080

Telephone: (212) 449-8675
Fax:  (646) 805-2780

TLPCRT, L.P. ("Counterparty" and "TLPCRT_LP")
6311 RANCH DR
LITTLE ROCK,  AR  72223

Dear Sir or Madam:

Enclosed please find a copy of the Confirmation for your recent transaction.

Please sign and fax the Confirmation to Merrill Lynch at (646) 805-2780 at your earliest convenience.

Also, please retain a copy of the Confirmation for your records.

If you have any questions, please do not hesitate to call me at (212) 449-8675.

Sincerely,
Brian Carroll

EXHIBIT J

[Merrill Lynch] Confirmation of OTC Transaction	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center, 5th Floor New York, NY 10080

THIS CONFIRMATION AMENDS, REPLACES, SUPERSEDES AND RESTATES IN ITS ENTIRETY ALL PREVIOUS CONFIRMATIONS PERTAINING TO THIS TRANSACTION.

 PLEASE NOTE THE AMENDMENT TO: Conditions to Physical Settlement

 Dated: June 25, 2003                                                                                                         ML Ref: 0381855

To:                                                         TLP INVESTMENTS LP ("Counterparty" and "TLP_INVESTMENTS")
                                                               ATTN: CHUCK ERWIN
                                                               LITTLE ROCK, AR  72223

CC:                                                        JOHN BETTERMAN
                                                               E-mail: jbetternman@pclient.ml.com

From:                                                    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML" and "MLPFS")
                                                              Tel: (212) 449-8675
                                                               Fax: (646) 805-2780

______________________________________________________________________________

Dear Sir / Madam:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLPFS, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions" and together with the Swap Definitions, the "Definitions") in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between  the  Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the Master Agreement (including the Schedule thereto and the Credit Support Annex incorporated therein), dated as of December 3, 2001, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date	June 25, 2003

Effective Date	June 30, 2003

Termination Date	June 22, 2005 (or if not a Business Day, the next succeeding Business Day).

Seller	Counterparty

Buyer	MLPFS

Shares	The common stock of TYSON FOODS INC
(Security Symbol TSN).

Number of Shares	1,000,000

Multiplier	One (1).

Floor Price	USD 10.610

Cap Price	USD 12.732

Final Price	The closing price for the Shares at the Valuation Time on the Valuation Date.

Settlement Date	Three Business Days after the Valuation Date.

Initial Payment Amount	MLPFS shall pay to Counterparty on the Initial Payment Date USD 9,270,010.05

Initial Payment Date	June 30, 2003

Dividend Payment Amount

The product of (i) the difference between the per Share dividend declared by the Issuer whose ex-dividend date falls from (and including) the Trade Date to (and including) the Expiration Date, (the "Dividend"), and USD 0.04; and (ii) the Number of Options, provided that if an ex-dividend date occurs with respect to the Shares on or before the Exercise Date, and no corresponding dividend payments have been received by shareholders of record of the Shares on or before such date, then the dividends to which such ex-dividend date relates shall be deemed to be Dividends for purposes hereof.

If the Dividend Payment Amount is a positive number then Counterparty shall pay to ML the Dividend Payment Adjustment on the Dividend Payment Date.

Settlement Currency	USD

Exchange	New York Stock Exchange

Related Exchange	Any exchange(s) on which options contracts related to the Shares are principally traded.

Business Days	New York

Valuation

Valuation Time	At the close of trading on the Exchange.

Valuation Date	The Termination Date

Settlement Terms

Settlement of this Transaction shall be either Cash Settlement or Physical Settlement as determined by Counterparty in writing to ML no less than ten (10) Business Days prior to the Termination Date. In the event ML is not notified, the settlement method for this Transaction shall be Physical Settlement.

Cash Settlement Terms

Cash Settlement	If Cash Settlement applies, then on the Cash Settlement Payment Date, Counterparty will pay to MLPFS the Cash Settlement Amount.

Cash Settlement Amount	An amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares x Final Price;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

Floor Price x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Cash Settlement
Payment Date	Three (3) Currency Business Days after the Valuation Date.

Physical Settlement Terms

Physical Settlement	If Physical Settlement applies, on the Settlement Date, Counterparty will deliver to MLPFS the Shares (the "Deliverable Shares") in an amount equal to the Number of Shares to be Delivered.
Number of Shares
to be Delivered	Shares in an amount determined by the Calculation Agent on the Valuation Date based on the following formula

a) if the Final Price is less than the Floor Price, Shares in an amount equal to

Number of Shares;

b) if the Final Price is less than or equal to the Cap Price but greater than or equal to the Floor Price, Shares in an amount equal to

(Floor Price/Final Price) x Number of Shares

c) if the Final Price is greater than the Cap Price, Shares in an amount equal to

[Floor Price + (Final Price-Cap Price] / Final Price) x Number of Shares

Settlement Date	Three (3) Exchange Business Days after the Valuation Date.

Conditions to Physical
Settlement	Notwithstanding anything contained herein to the contrary, unless one of the following conditions are met, Cash Settlement shall apply to this Transaction

(a)    Counterparty is not an affiliate (an "Affiliate") (as defined in Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act")) of the Issuer of the Shares on the Settlement Date or at anytime during the three month period prior to the Settlement Date; or

(b)    Counterparty is an Affiliate and (i) the Deliverable Shares will be treated as securities that are restricted securities with the holding period for MLPFS for the purposes of Rule 144 commencing on the Trade Date or (ii) the Deliverable Shares will be shares that (A) would have been eligible for sale by Counterparty pursuant to Rule 144 under the Securities Act ("Rule 144"), as of the Trade Date or (B) are covered by an effective registration statement under the Securities Act, which includes a Plan of Distribution description of the plan of distribution of such shares, and is in all other respects,  satisfactory to ML.

Physical Settlement Fee

Counterparty will pay to ML a physical settlement fee on the Settlement Date, such fee shall equal any fees, commissions and markdown that ML would realize if Counterparty were selling the Shares for cash to or through ML, as determined by ML.

Further Agreements

If Physical Settlement applies, Counterparty agrees to (i) use its best efforts to cause the Issuer of the Deliverable Shares to agree that such Shares are free of any restrictions on sale or other transfer by ML, including any requirement for registration of any such sale under the Securities Act, or to agree that ML may rely on Rule 144 for any resale of the Shares and that the holding period for Merrill Lynch for such Shares for purposes of Rule 144 commenced on the Trade Date; (ii) provide any legal opinions requested by the Issuer in order to allow ML to sell or otherwise transfer such Shares as described in the foregoing clause; and (iii) indemnify ML and any of its affiliates or control persons (ML, along with each such affiliate and person, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities ("Losses"), as incurred, to which any Indemnified Party may become subject as a result of the Issuer's failure to agree to the status of the Shares delivered by Counterparty as described in the preceding clause (i).  "Losses", for purposes hereof, shall include any costs relating to holding Shares prior to the agreement by the Issuer that the Shares may be sold by ML in the public market.

Failure to Deliver	Applicable

Clearance System(s)	The principal domestic clearance system customarily settling trades on a delivery versus payment basis on the Shares.

Adjustments

Method of Adjustment

In the event of the occurrence of a Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Shares and, if so, will (i) make the corresponding adjustment(s), if any, to the Number of Shares, the Floor Price and the Cap Price and, in any case, any other variable relevant to the settlement or payment terms of this transaction as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s).

Extraordinary Events

Consequences of Merger Event

(a) Share-for-Share	Cancellation and Payment; provided however, if the New Shares are publicly traded on a nationally recognized exchange or on Nasdaq, Alternative Obligation shall apply.

(b) Share-for-Other	Cancellation and Payment.

(c) Share-for-Combined

Cancellation and Payment; provided however, if any portion of the consideration for the relevant shares consists of equity securities that are publicly traded on a nationally recognized exchange or on Nasdaq (the "Publicly Traded Securities Consideration"), Alternative Obligation shall apply only to that portion of the Transaction corresponding to the Publicly Traded Securities Consideration.

Notwithstanding anything to the contrary in the Equity Definitions, the amount payable under this Transaction upon the occurrence of an Extraordinary Event shall be calculated by the Calculation Agent in good faith in accordance with Section 9.7 of the Equity Definitions using, among other things, the factors identified in subparagraphs (i), (ii) and (iii) therein, but without the requirement of soliciting dealer quotations therefor.

Nationalization or
Insolvency	Negotiated Closeout

Calculation Agent	MLPFS

Non-Reliance

Each party represents to the other party that it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Governing law	The laws of the State of New York (without reference to choice of law doctrine)

Collateral

Independent Amount	Independent Amount with respect to Counterparty and this Transaction means a number of Shares equal to the Number of Shares (the "Pledged Shares").

Eligible Collateral	The Pledged Shares will constitute Eligible Collateral with respect to this Transaction with a Valuation Percentage of 100%.

Exposure	This Transaction will be disregarded for purposes of determining the Secured Party's Exposure under the CSA.
Representations of
Counterparty

Counterparty (a) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an "accredited investor" under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares below the Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Cap Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLPFS on the Settlement Date (unless Counterparty elects Cash Settlement in the manner specified herein).

Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

Counterparty has furnished MLPFS with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

Neither Counterparty nor any person attributable to Counterparty for purposes of Rule 144 under the Securities Act ("Rule 144") has sold any Shares during the preceding three (3) months prior to the Trade Date of this Transaction and Counterparty covenants and agrees that during the three month period following the Trade Date, it will not sell, nor will it permit any person attributable to it for purposes of Rule 144 to sell, Shares without the prior consent of MLPFS.

Acknowledgements

(1)    The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation or in the Agreement.

(2) The parties hereto intend for

(i) This Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protection under Section 555 of the Bankruptcy Code.

(ii)    A party's right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in the Bankruptcy Code.

(iii)    Any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute  "margin payments" as defined in the Bankruptcy Code.

(iv) All payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code.
(v) "Bankruptcy Code" means Title 11 of the United States Code.

Interpretation

For purposes of the Equity Definitions, this Transaction will be deemed to be a Physically-settled Share Option Transaction if Physical Settlement applies and a Cash-settled Share Option Transaction if Cash Settlement applies, in either case with an Exercise Date equal to the Valuation Date.

                Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by  facsimile transmission to the Attention of: Brian Carroll  (Telecopier No. 646-805-2780).

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:        /s/ Marcella Vullo
Name:   Marcella Vullo
Title:

Confirmed as of the date first above written:

TLP INVESTMENTS LP

By:        /s/ Harry C. Erwin, III |
Name:   Harry C. Erwin, III
Title:

MERRILL LYNCH

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Attention:  Brian Carroll
Equity Derivatives Documentation
4 World Financial Center, 5th Floor
New York, NY 10080

Telephone: (212) 449-8675
Fax:  (646) 805-2780

TLP INVESTMENTS LP ("Counterparty" and "TLP_INVESTMENTS")
ATTN: CHUCK ERWIN
LITTLE ROCK,  AR  72223

Dear Sir or Madam:

Enclosed please find a copy of the Confirmation for your recent transaction.

Please sign and fax the Confirmation to Merrill Lynch at (646) 805-2780 at your earliest convenience.

Also, please retain a copy of the Confirmation for your records.

If you have any questions, please do not hesitate to call me at (212) 449-8675.

Sincerely,
Brian Carroll